Exhibit 99.1

American Finance Trust, Inc. (NASDAQ:AFIN) Q3 2021 Earnings Conference Call

Executives

Michael Weil - President & CEO

Jason Doyle - CFO

Louisa Quarto - Executive Vice President

Operator

Good morning and welcome to the American Finance Trust Third Quarter 2021 Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Louisa Quarto, Executive Vice President. Please go ahead.

Louisa Quarto

Thank you, operator.

Good morning everyone and thank you for joining us. This call is being webcast in the Investor Relations section of AFIN's website at www.americanfinancetrust.com. Joining me today on the call to discuss the results are Michael Weil, Chief Executive Officer and Jason Doyle, Chief Financial Officer.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Annual Report on Form 10-K for the year ended December 31, 2020 filed on February 25, 2021 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences.

Any forward-looking statements provided during this conference call are only made as of the date of this call. As stated in our SEC filings, AFIN disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release. Please also refer to our earnings release for more information about what we consider to be implied investment grade tenants, a term we will use throughout today's call.

I' now turn the call over to Mike Weil. Mike?

Mike Weil

Thank you, Louisa. Good morning and thank you all for joining us today.

The third quarter was an impressive quarter for AFIN as we continued to grow our earnings and optimize our balance sheet while posting very strong results. We had a 30.4% increase in AFFO per-share to $0.30 for the third quarter, up from $0.23 last year. Cash NOI grew 37.9% to $75.7 million from $54.9 million in third quarter of 2020, and the same store NOI increased $9.3 million to $72.9 million over the same period. We continued to reduce leverage by further lowering our Net Debt to Adjusted EBITDA to 6.8x, an improvement of 1.5 turns since the beginning of the year. Our improved balance sheet contributed to the success of both the oversubscribed $500 million unsecured senior corporate notes offering and the corporate credit facility upsize, recast and amendment we completed during the quarter.

We demonstrated the power of our platform this quarter through a series of transactions related to some of our Truist Bank properties. We were able to negotiate a Truist termination fee at 12 of our Truist bank branches for a one-time $10.4 million lease buyout fee, which is included in our third quarter revenue and thus in our disclosed AFFO for the quarter. The leases that were bought out had an average of seven years of lease term remaining and the fee we negotiated is equal to 80% of the remaining total rent across the lease periods. Within weeks of beginning to market the terminated bank branches, six are already under contract to be sold and LOIs have been executed for three more for a total of $8.3 million. We expect the sale price and lease termination fees for these nine properties to total $15.5 million, $1 million more than we paid for the properties seven years ago. The remaining three properties are currently being marketed. The termination and sales further reduce the percent of our portfolio leased to Truist to 5.3% and we anticipate redeploying the proceeds from the fees and property sales into accretive new acquisitions that will further diversify our portfolio. The Truist transaction could not have been successful without great execution by our team.

Our team also delivered a major achievement this quarter in the form of our first issuance of unsecured debt. Through a private placement, we issued $500 million in senior unsecured notes in an offering that closed on October 7th. Standard & Poor's Rating Services and Fitch Ratings both issued a rating of BB+ on the Notes. The seven-year notes are due in 2028 and have an effective interest rate of 4.50%. We were very pleased with the market's reception and demand for the notes offering, which was upsized from $400 million to $500 million and was oversubscribed by institutional investors. The notes offering marks an important milestone for AFIN as we solidify our capital structure for the long term and focus on increasing our access to unsecured debt.

In connection with the notes offering we obtained corporate credit ratings of BB+ and BB from Fitch and S&P, respectively, with stable outlooks. We believe the ratings demonstrate our consistent operating performance, strong occupancy and rent collection rates during the pandemic, high quality tenant roster, geographic diversity, and increasing exposure to necessity retail properties. We believe that our continued focus on de-leveraging the balance sheet, improving occupancy at the multi-tenant properties and our disciplined acquisition strategy will merit revisiting these ratings in the future, with an objective of obtaining an investment grade rating for the company.

Prior to the notes offering we also completed an amendment and recast of our corporate credit facility on October 1st. This recast increased commitments from $540 million to $815 million in order to capture the benefit of an active corporate syndication market and the resulting favorable terms and pricing. The maturity date of the facility was extended from seven months to 4.5 years and includes two extension options, as well as an accordion feature that could, subject to certain conditions, expand the facility to $1.25 billion. Through this recast and the notes offering, we are laying a foundation for AFIN's continued growth in the years to come by building sustainability and flexibility into our balance sheet.

The success of these transactions, and the many prior successes we've discussed since our listing in 2018, is a reflection on our team's hard work to enhance and grow AFIN's primarily investment grade portfolio through strong leasing results and disciplined acquisition focus. Our total portfolio has grown by 20% to almost $4.2 billion in assets since the listing and added almost $50 million in annualized straight-line rent. At the same time we've completed multiple transactions in the ABS and CMBS markets and continued to diversify our tenant pool. In addition to this growth, our high-quality portfolio remains comprised of a majority of leases where tenants are investment grade rated or implied investment grade rated. As of September 30, 2021, among our single-tenant assets, 58.2% of straight-line rent comes from investment grade and implied investment grade tenants. Portfolio-wide, 66% of our top 20 tenants are investment grade or implied investment grade. Our focus on high-quality tenants and pro-active portfolio management have helped us avoid any material bankruptcies despite the ongoing evolution of the retail industry.

Our focus has long been on necessity-retail properties. Recent data showing that foot-traffic has increased over 27% year-over-year and the expectation that holiday spending this year will increase close to 10% has encouraged other sophisticated investors to increase their exposure to retail as well. In the third quarter, we closed on 32 such properties for an aggregate contract purchase price of $86.5 million. Combined with first half acquisitions and our forward pipeline, we anticipate completing 74 property acquisitions for the full year, at a total contract purchase price of $225.2 million, a weighted-average cap rate of 8.4%, and with 11.1 years of weighted-average remaining lease term at the time of closing.

Retail comprises 82% of the 12.4 million square feet single-tenant portfolio based on straight-line rent, with the balance consisting of 11% distribution and 7% office properties. Of the retail portion, over 80% are Service Retail properties that we believe to be necessity-based in nature and more resistant to e-commerce. As of September 30th, occupancy across the single-tenant portfolio is over 96%, with a weighted-average remaining lease term of 10.4 years and 1.3% average annual rent escalators.

Our 33 property, 7.2 million square foot multi-tenant portfolio has executed occupancy plus leasing pipeline of 89.9% as of September 30, 2021, an increase from 86.1% a year ago. Our team's hard work and the quality of our real estate resulted in an uptick in leasing demand from new and existing tenants and delivered strong results in the third quarter. We have executed 15 new leases that are expected to add $1.7 million of new annualized straight-line rent over time as rent commences. We are also building a robust leasing pipeline that, if definitive agreements are executed, will result in an additional $500 thousand of new annualized straight line rent and would increase net occupancy in this portfolio to 89.9% if and when the tenants take occupancy. Year to date, our team has completed 86 lease renewals that total over 900,000 square feet with a weighted-average renewal lease term of five years. Since the beginning of the year we have increased occupancy in the multi-tenant portfolio by a total of 3.2% to 87.9%.

Moving to our balance sheet, we have minimal near-term debt maturities in our capital stack and, as mentioned earlier, we have further reduced our Net Debt to Adjusted EBITDA to 6.8X by the end of the third quarter. 90% of our debt matures in 2025 or later and our weighted average debt maturity is 5.0 years. At the same time, the weighted average interest rate of our debt has decreased by 20 basis points to 3.6%. 89.7% of our debt is fixed-rate, locking in rates in an environment of historically low interest rates. With the completion of the notes issuance and credit facility recast, 24.9% of our debt is now unsecured. We constantly monitor our balance sheet and the markets for opportunities to improve and enhance our capital structure.

Demonstrating the resilience of the portfolio, we collected 99% of the original cash rent payable for the quarter. Consistent with prior quarters, all rent collection percentages are calculated using the original rent we would have expected to receive before COVID started as the denominator. The numerator includes cash rent and deferred rent payments received during the quarter. Excluding the impact of deferred rent, we collected 97% of the original cash rent due in the total portfolio during the third quarter.

AFIN had another excellent quarter in all measures. From balance sheet enhancements, to acquisitions, to strong leasing in the multi-tenant portfolio and growth in AFFO, we delivered results that meaningfully improve AFIN's balance sheet and credit profile.

I'll turn it over to Jason Doyle to take us through the numbers in greater detail. Jason?

Jason Doyle

Thanks Mike. Third Quarter 2021 revenue was $91.9 million, inclusive of the previously Truist mentioned termination agreement of $10.4 million, that's up from $81.6 million in the Second Quarter of 2021 and up 17.1% from the $78.5 million in the Third Quarter of 2020. The company's Third Quarter GAAP net loss attributable to common stockholders was $6.4 million compared to losses of $7.4 million in the Second Quarter of 2021 and $7.1 million in the Third Quarter of 2020. NOI was $78.5 million, a $10.3 million increase from the $68.2 million we recorded for last quarter and a 20% increase over the $64.3 million of NOI we reported in the Third Quarter of 2020. For the Third Quarter of '21, our FFO attributable to common stockholders was $30.3 million, or $0.25 per share, that's compared to $0.24 per share for the same period in 2020, an 8.3% increase. Third Quarter AFFO increased 41% to $36.0 million or $0.30 per share, compared to $0.23 per share in the Third Quarter of 2020. As always, a reconciliation of GAAP net income to non-GAAP measures can be found in our earnings release, supplement and Form 10-Q.

Building on Mike's Balance Sheet comments, we fully repaid mortgages related to SAAB Sensis and the Shops at Shelby Crossing with borrowings under the Credit Facility during the third quarter. Subsequent to the quarter end, we repaid approximately $186 million under our senior unsecured revolving credit facility and $125 million of additional mortgage notes. Further, we added to our liquidity which provides flexibility in funding future property acquisitions and for other general corporate purposes. The seven-year notes and credit facility recast, combined with previously discussed financing transactions, improve our weighted average debt maturity to 5.7 years today, up from three years at the end of the second quarter of 2020. We ended the Third Quarter with net debt of $1.7 billion at a weighted-average interest rate of 3.6% and a very modest net debt to gross asset value of 38.9%. At September 30th, the components of our net debt included $186 million drawn on our credit facility, $1.6 billion of outstanding secured debt and cash and cash equivalents of $99.0 million. The amount drawn under our credit facility represents the majority of our floating rate debt. Liquidity, which is measured as undrawn availability under our credit facility plus cash and cash equivalents, stood at $407 million, based on our September 30th cash balance and borrowing availability.

The Company distributed $25.2 million in common dividends to shareholders in the quarter, or $0.21 per share.

With that, I'll turn the call back to Mike for some closing remarks.

Mike Weil

Thank you, Jason.

The third quarter was one of our strongest quarters since our listing in 2018. We achieved excellent results not only in our portfolio and company financials, but also in our initiatives to diversify our balance sheet, de-lever the company, and obtain a corporate credit rating. In the last four quarters we have successfully navigated the pandemic, maintaining near complete cash rent collection and increasing occupancy in our multi-tenant portfolio, where we also added two dedicated, experienced managers. We reduced Net Debt to Adjusted EBITDA to 6.8x, reduced the weighted-average interest rate on our debt to 3.6% and extended our weighted average debt maturity to 5.7 years from 4.8 years a year ago. Over the same period we've acquired $150 million of properties, increased the service-retail makeup of our top 20 tenants to 66% and maintained a weighted-average remaining lease term of more than eight and a half years.

We are positioned as strong as we ever have been since listing. We believe we can execute on the steps necessary to elevate the strong initial credit ratings we received to investment grade ratings, over time. Our initial entry into the unsecured credit market through the notes offering we completed provides additional diversity and flexibility to our balance sheet in order to continue to build and grow our portfolio, which we believe is among the strongest in our sector. We continue to maintain our steady and deliberate approach to growth via high-quality, accretive acquisitions and expect to end the year with over $200 million of properties added to our portfolio. Our leasing team has generated significant leasing interest in the multi-tenant portfolio, where our occupancy continues to climb with the addition of national retail tenants. I am very excited about everything AFIN has accomplished this quarter and this year, and we expect to carry this momentum through December and into next year.

Operator, please go ahead and open the line for Q&A.

Question-and-Answer Session